                                                                Exhibit 99(c)(1)










                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                           MDC COMMUNICATIONS CORPORATION,

                                 AGI ACQUISITION CO.

                                         AND

                           ARTISTIC GREETINGS INCORPORATED

                            DATED AS OF DECEMBER 21, 1997

                                  TABLE OF CONTENTS

                                                                            PAGE

                                     ARTICLE I
                                     THE MERGER

Section 1.01. The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Section 1.02. Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .2
Section 1.03. Certificate of Incorporation and By-Laws of Surviving
                Corporation. . . . . . . . . . . . . . . . . . . . . . . . . .2
Section 1.04. Directors and Officers of Surviving Corporation. . . . . . . . .2
Section 1.05. Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Section 1.06. Further Assurances . . . . . . . . . . . . . . . . . . . . . . .3
Section 1.07. Conversion of Shares . . . . . . . . . . . . . . . . . . . . . .4
Section 1.08. Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . .4
Section 1.09. Stockholders' Meeting; Proxy Statement.. . . . . . . . . . . . .5
Section 1.10. Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . .6
Section 1.11. Payment for Shares . . . . . . . . . . . . . . . . . . . . . . .6

                                     ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Section 2.01. Organization . . . . . . . . . . . . . . . . . . . . . . . . . .8
Section 2.02. Authority Relative to This Agreement . . . . . . . . . . . . . .9
Section 2.03. No Violations, Etc.. . . . . . . . . . . . . . . . . . . . . . .9
Section 2.04. Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . 10
Section 2.05. Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Section 2.06. Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

                                    ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01. Organization and Qualification . . . . . . . . . . . . . . . . 11
Section 3.02. Authority Relative to This Agreement . . . . . . . . . . . . . 11
Section 3.03. No Violations, Etc.. . . . . . . . . . . . . . . . . . . . . . 12
Section 3.04. Board Recommendation . . . . . . . . . . . . . . . . . . . . . 13
Section 3.05. State Antitakeover Statutes. . . . . . . . . . . . . . . . . . 13
Section 3.06. Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . 13
Section 3.07. Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . 13
Section 3.08. Finders or Brokers . . . . . . . . . . . . . . . . . . . . . . 14
Section 3.09. SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . . 14
Section 3.10. Financial Statements . . . . . . . . . . . . . . . . . . . . . 15
Section 3.11. Absence of Undisclosed Liabilities . . . . . . . . . . . . . . 15
Section 3.12. Absence of Changes or Events . . . . . . . . . . . . . . . . . 16
Section 3.13. Capitalization . . . . . . . . . . . . . . . . . . . . . . . . 17
Section 3.14. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Section 3.15. Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Section 3.16. Compliance with Law. . . . . . . . . . . . . . . . . . . . . . 18

                                                                            PAGE

Section 3.17. Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . 19
Section 3.18. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Section 3.19. Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Section 3.20. Related Party Transactions . . . . . . . . . . . . . . . . . . 22
Section 3.21. Real Property. . . . . . . . . . . . . . . . . . . . . . . . . 22
Section 3.22. Environmental Matters. . . . . . . . . . . . . . . . . . . . . 22
Section 3.23. Intellectual Property. . . . . . . . . . . . . . . . . . . . . 23

                                     ARTICLE IV
                                     COVENANTS

Section 4.01. Conduct of Business of the Company . . . . . . . . . . . . . . 25
Section 4.02. Other Potential Bidders. . . . . . . . . . . . . . . . . . . . 28
Section 4.03. Access to Information. . . . . . . . . . . . . . . . . . . . . 29
Section 4.04. Commercially Reasonable Efforts; Other Actions . . . . . . . . 30
Section 4.05. Public Announcements . . . . . . . . . . . . . . . . . . . . . 31
Section 4.06. Notification of Certain Matters. . . . . . . . . . . . . . . . 31
Section 4.07. Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 31
Section 4.08. Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Section 4.09. Resignation of Directors . . . . . . . . . . . . . . . . . . . 32
Section 4.10. Asset Purchase Agreement . . . . . . . . . . . . . . . . . . . 32

                                     ARTICLE V
                      CONDITIONS TO THE OBLIGATIONS OF PARENT,
                               NEWCO AND THE COMPANY

Section 5.01. Conditions to Obligations of Parent, Newco and the Company . . 33
Section 5.02. Conditions to Obligations of Parent and Newco. . . . . . . . . 33
Section 5.03. Conditions to Obligations of Company . . . . . . . . . . . . . 34

                                     ARTICLE VI
                           TERMINATION; AMENDMENT, WAIVER

Section 6.01. Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 34
Section 6.02. Effect of Termination. . . . . . . . . . . . . . . . . . . . . 36
Section 6.03. Certain Payments . . . . . . . . . . . . . . . . . . . . . . . 37
Section 6.04. Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Section 6.05. Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . 38

                                    ARTICLE VII
                                    DEFINITIONS

Section 7.01. Terms Defined in This Agreement. . . . . . . . . . . . . . . . 39

                                                                            PAGE

                                     ARTICLE VIII
                                    MISCELLANEOUS

Section 8.01. Waiver of Compliance; Consents . . . . . . . . . . . . . . . . 40
Section 8.02. Survivability; Investigations. . . . . . . . . . . . . . . . . 40
Section 8.03. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Section 8.04. Assignment; No Third Party Beneficiaries.. . . . . . . . . . . 41
Section 8.05. Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 42
Section 8.06. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 42
Section 8.07. Severability . . . . . . . . . . . . . . . . . . . . . . . . . 42
Section 8.08. Interpretation . . . . . . . . . . . . . . . . . . . . . . . . 42
Section 8.09. Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 42

Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .S-1

Exhibits

     Exhibit 1 . . . . . . . . . . . . . . . . . . . . Asset Purchase Agreement

     Exhibit 2 . . . . . . . . . . . . . . . . . . . . . Stockholders Agreement

                             AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1997 (the "Agreement"), by and among MDC Communications Corporation, an Ontario corporation ("Parent"), AGI Acquisition Co., a Delaware corporation ("Newco"), which is an indirect wholly owned Subsidiary of Parent, and Artistic Greetings Incorporated, a Delaware corporation (the "Company"). Newco and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                       RECITALS

     WHEREAS, the Board of Directors of the Company (the "Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to the stockholders of the Company and in the best interests of such stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the transactions contemplated by the Asset Purchase Agreement (as defined herein)) and resolved to recommend approval and adoption by the stockholders of the Company of this Agreement and the Asset Purchase Agreement;

     WHEREAS, contemporaneously herewith, the Company is entering into an Asset Purchase Agreement, dated as of even date herewith, with Artistic Direct Incorporated (together with any other asset purchase agreement substantially in the form of Exhibit 1 hereto and providing for the payment of cash consideration of at least $9 million and the assumption of the Assumed Liabilities (as defined therein), the "Asset Purchase Agreement"), pursuant to which the Company has agreed to sell (the "Asset Sale") certain assets relating to the personalized product and catalog businesses of the Company (the "P&C Business") for the consideration set forth therein and the assumption of certain liabilities relating to the P&C Business, on the terms and conditions more fully described therein; and

     WHEREAS, the Board of Directors and the shareholders of Newco have, in light of and subject to the terms and conditions set forth herein, approved and adopted this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                      ARTICLE I

                                      THE MERGER

     Section 1.01. THE MERGER. (a) In accordance with the provisions of this Agreement and the Delaware General Corporation Law (the "Delaware Act"), at the Effective Time (as hereinafter defined), Newco shall be merged (the "Merger") with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "the Company". At the Effective Time the separate existence of Newco shall cease.

     (b) The Merger shall have the effects on Newco and the Company as constituent corporations of the Merger as provided under the Delaware Act.

     Section 1.02. EFFECTIVE TIME. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the Delaware Act, with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Act (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

     Section 1.03. CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article Four of such Certificate is amended to read in its entirety as follows: "The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, all of one class of Common Stock having a par value of $.01 per share, and each share of Common Stock shall be entitled to one vote on all matters as to which such stock is entitled to vote.". As so amended, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by law. The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided therein, by the Certificate of Incorporation or by law.

     Section 1.04. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The directors of Newco immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

     Section 1.05. CLOSING. (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 6.01, and subject to satisfaction or waiver of the provisions of Article V hereof, the closing (the "Closing") of this Agreement shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m. local time as soon as practicable but no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 5.01, 5.02 and 5.03 hereof, or at such other place, time and date as the parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date." For purposes of this Agreement "business day" shall mean any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions in New York or Toronto are authorized or required by law or other government action to close.

     (b) At the Closing, Parent, Newco and the Company shall cause a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the Delaware Act, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

     Section 1.06. FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.07. CONVERSION OF SHARES. (a) Each share (a "Share") of Common Stock, par value $.10 per share (the "Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury, (ii) Shares held by Parent, Newco or any other subsidiary of Parent and (iii) Dissenting Shares (as defined in Section 1.10 hereof)) shall, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled and extinguished and be converted into the right to receive, pursuant to Section 1.11, $5.70 per Share in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share, less any required withholding of taxes; PROVIDED that, in the event the aggregate cash consideration net of fees, expenses and other direct costs (including any break-up or termination fee and liquidated damages, if any) received by the Company pursuant to the Asset Purchase Agreement exceeds $9,000,000, the Merger Consideration with respect to each such Share shall be increased to include the pro rata portion of the amount by which such consideration exceeds $9,000,000. At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Newco shall be converted into a share of common stock, par value $.01 per share, of the Surviving Corporation.

     (b) Each Share held in the treasury of the Company and each Share held by Parent, Newco or any subsidiary of Parent, or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

     Section 1.08. STOCK OPTIONS. (a) Prior to the consummation of the Merger, the Board shall use its best efforts to cause the terms of all outstanding stock options heretofore granted under any stock option plan of the Company (collectively, the "Stock Plans") to be adjusted to provide that, at the Effective Time, each stock option outstanding immediately prior to the consummation of the Merger shall be cancelled and the holder thereof shall be entitled to receive as soon as practicable thereafter from the Company in consideration for such cancellation a cash payment of an amount equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Common Stock subject to such stock option, multiplied by (ii) the number of shares of Common Stock for which such stock option shall not theretofore have been exercised.

     (b) All amounts payable pursuant to Section 1.08(a) shall be subject to any required withholding of taxes and shall be paid without interest.

     (c) Prior to the consummation of the Merger, the Board of Directors (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such actions as are commercially reasonable, subject, if necessary, to obtaining consents of the holders thereof, to carry out the terms of this Section 1.08 and to provide that, on and after the Effective Time, no officer, director or employee of the Company shall have any right to acquire any interest in, any equity security of the Company or any of its subsidiaries.

     Section 1.09. STOCKHOLDERS' MEETING; PROXY STATEMENT. (a) The Company, acting through the Board, shall in accordance with applicable law and the Company's Certificate of Incorporation and By-Laws:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") to be held as soon as practicable following the date of this Agreement for the purpose of considering and taking action upon this Agreement and the Asset Purchase Agreement and the transactions contemplated hereby and thereby;

          (ii) subject to its fiduciary duties as determined in good faith by a majority of the Board, based upon the written opinion of outside counsel, include in the Proxy Statement (as amended or supplemented, the "Proxy Statement") required to be distributed to holders of Common Stock in connection with the Merger the recommendation of the Board that the stockholders of the Company vote in fa-vor of the approval and adoption of this Agreement and the Asset Purchase Agreement and the transactions contemplated hereby and thereby and the written opinion of PaineWebber Incorporated (the "Financial Adviser") that the cash consideration to be received by the stockholders of the Company pursuant to the Merger is fair, from a financial point of view, to such stockholders; and

     (b) The Company shall prepare and file with the Securities and Exchange Commission (the "SEC") the Proxy Statement and shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, have the Proxy Statement cleared by the SEC and cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall consult with Parent and its counsel regarding comments made by the SEC.

     At such meeting, Parent, Newco and their affiliates will vote all Shares owned by them (or with respect to which such entities exercise voting control) in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

     Section 1.10. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware Act ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or loses his right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon. The Company shall give Parent and Newco prompt notice of any demands received by the Company for appraisal of Shares and, prior to the Effective Time, Parent and Newco shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent or Newco, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 1.11. PAYMENT FOR SHARES. (a) Prior to the Effective Time, Parent and Newco shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent in connection with the Merger (the "Exchange Agent"). At or prior to the Effective Time, Parent or Newco will provide the Exchange Agent with the funds necessary to make the payments contemplated by Section 1.07(a) hereof (the "Exchange Fund"). Such funds shall be invested by the Exchange Agent as directed by Newco or, after the Effective Time, the Surviving Corporation, PROVIDED that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall receive in exchange therefor (as promptly as practicable) the Merger Consideration, without any interest thereon, less any required withholding of taxes, and such Certificate shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the person requesting such payment shall either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.11(b), each Certificate (other than Certificates representing Shares held in the Company's treasury or by Parent or Newco, or by any subsidiary of Parent or Newco, and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive for each Share represented thereby the Merger Consideration.

     (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

     (d) From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law. Such holders shall have no rights, after the Effective Time, with respect to such Shares except to surrender such Certificates in exchange for cash pursuant to this Agreement or to perfect any rights of appraisal as a holder of Dissenting Shares that such holders may have pursuant to Section 262 of the Delaware Act.

     (e) Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors for payment of their claims for the Merger Consideration for each Share such stockholders hold, without any interest.

     (f) Notwithstanding anything to the contrary in this Section 1.11, none of the Exchange Agent, Parent or the Surviving Corporation shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                    ARTICLE II

                           REPRESENTATIONS AND WARRANTIES
                                OF PARENT AND NEWCO

     Each of Parent and Newco jointly and severally represents and warrants to the Company as follows:

     Section 2.01. ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of Ontario. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Newco has not engaged in any business since it was incorporated other than in connection with the transactions contemplated by this Agreement. Parent owns directly or indirectly all of the outstanding capital stock of Newco.

     Section 2.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Newco and by Parent as the sole stockholder of Newco and no other corporate proceedings on the part of Parent or Newco are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

     Section 2.03. NO VIOLATIONS, ETC. (a) Assuming that all filings, permits, authorizations, consents and approvals have been duly made or obtained as contemplated by this Section 2.03, the execution and delivery of this Agreement and the consummation by Parent and Newco of the Merger and the other transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws or similar organizational document of either Parent or Newco,

(ii) assuming that all consents, approvals and authorizations contemplated by clause (b) below have been obtained and all filings described in such clause have been made, violate any statute, rule, regulation, order or decree of any public body or authority by which Parent, Newco or any of their properties is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any license, franchise, permit, indenture, agreement or other instrument to which Parent or Newco is a party, or by which Parent, Newco or any of their properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches and defaults which, either individually or in the aggregate, would not materially impair the ability of Parent or Newco to consummate the Merger or the other transactions contemplated hereby or have a material adverse effect on the business, operations, assets or financial condition of Parent and its subsidiaries taken as a whole.

     (b) No filing or registration with, or authorization, consent or approval of, or notification to any governmental entity is required by Parent or Newco in connection with the execution and delivery of this Agreement or the consummation by Parent and Newco of the Merger and the other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") or the Exchange Act, (iii) the filing of appropriate merger documents as required by the Delaware Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, either individually or in the aggregate, would not materially impair the ability of Parent or Newco to consummate the Merger and the other transactions contemplated hereby or have a material adverse effect on the business, operations, assets or financial condition of Parent and its subsidiaries taken as a whole.


     Section 2.04. PROXY STATEMENT. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement will, at the respective times that the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier Proxy Statement which has become false or misleading.

     Section 2.05. FINANCING. Parent or Newco, at the Effective Time, will have sufficient funds available to consummate the Merger.

     Section 2.06. BROKERS. Except for Furman Selz (a true and correct copy of whose engagement agreement has been provided to the Company), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Newco.

                                    ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Newco that, except as disclosed in the disclosure statement (the "Disclosure Statement"), dated the date hereof, from the Company to Parent:

     Section 3.01. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the Merger. When used in connection with the Company, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, assets, financial condition or results of operations of the Company. The Company is not in violation of any of the provisions of its Restated Certificate of Incorporation or By-laws. The Company has previously delivered to Parent accurate and complete copies of the Company's Restated Certificate of Incorporation and By-laws, as currently in effect.

     Section 3.02. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger and the sale of assets contemplated by the Asset Purchase Agreement, the approval of a majority of the outstanding shares of Common Stock (the "Requisite Vote") at the Special Meeting or any adjournment thereof). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Newco, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

     Section 3.03. NO VIOLATIONS, ETC. Except for the filings of the Certificate of Merger, filings required under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filings required under and in compliance with the HSR Act and as set forth on Schedule
3.03 hereto, no filing with, notification to and no permit, authorization, consent or approval of, any public body is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, excluding from the foregoing permits, authorizations, consents, approvals and notices which (i) if not obtained, made or given, either individually or in the aggregate, would not materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect or (ii) are required in connection with the transactions contemplated by the Asset Purchase Agreement. Neither the execution and deliv-ery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) subject to obtaining the approval of a majority of the outstanding shares of Common Stock at the Special Meeting or any adjournment thereof if and to the extent required by the Delaware Act, conflict with or result in any breach of any provision of the Restated Certificate of Incorporation or By-Laws of the Company, (ii) other than as set forth on
Schedule 3.03 hereto or as required in connection with the transactions contemplated by the Asset Purchase Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase or result in the loss of a material benefit) under, any of the terms, conditions or provisions of any (x) note, bond, mortgage, indenture, or deed of trust or (y) license, lease, agreement or other instrument or obligation to which the Company is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which, either individually or in the aggregate, would not materially impair the Company's ability to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect.

     Section 3.04. BOARD RECOMMENDATION. The Board has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger is fair to the holders of such Shares and recommended that the holders of such Shares approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

     Section 3.05. STATE ANTITAKEOVER STATUTES. The Company or the Board, as applicable, has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the Delaware Act and any other state antitakeover statute or regulation such that none of the provisions of such Section 203 or any other "business combination," "moratorium," "control share," or other state antitakeover statute or regulation (x) prohibits or restricts the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transac-tions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement, or (z) would subject Parent or Newco to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

     Section 3.06. FAIRNESS OPINION. The Company has received the opinion of the Financial Adviser to the effect that as of the date hereof the cash consideration to be received by the stockholders of the Company pursuant to the Merger is fair, from a financial point of view, to such stockholders.

     Section 3.07. PROXY STATEMENT. The Proxy Statement will comply as to form in all material respects with applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by Newco or Parent for inclusion in the Proxy Statement. The information supplied by the Company in writing for inclusion in the Proxy Statement will not, at the respective times that the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier Proxy Statement which has become false or misleading.

     Section 3.08. FINDERS OR BROKERS. Except for the Financial Adviser, the Company has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger or the Asset Sale. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Financial Adviser pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

     Section 3.09. SEC FILINGS. (a) The Company has filed with the SEC all required forms, reports and documents required to be filed by it with the SEC since December 31, 1995 (collectively, the "Company SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. None of the Company SEC Reports (including all exhibits and schedules thereto and documents in-corporated by reference therein) contained when filed or (except to the extent revised or superseded by a subsequent filing with the SEC) contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The Company will deliver to Parent as soon as they become available true and complete copies of any report or statement mailed by it to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Parent or Newco, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited financial statements and unaudited interim financial statements of the Company to be included or incorporated by reference in such reports and statements will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved and will fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

     Section 3.10. FINANCIAL STATEMENTS. The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in the Company's forms, reports and documents filed with the SEC since December 31, 1995 have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements) and such audited financial statements have been certified as such (without exception) by the Company's independent auditors.

     Section 3.11. ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the balance sheet of the Company at December 31, 1996 and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1996 and those that would not individually or in the aggregate have a Material Adverse Effect.

     Section 3.12.  ABSENCE OF CHANGES OR EVENTS.  Since December 31, 1996:

          (a) there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Company, or any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of its capital stock, other than the payment made by the Company with respect to 500,000 shares of Common Stock put to the Company by Valcheck Company on June 30, 1997;

          (b) except in the ordinary course of business and consistent with past practice, the Company has not incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation or entered into any commitment or transaction material to the Company taken as a whole;

          (c) there has not been any material change in the accounting methods, principles or practices of the Company;

          (d) there has not been any damage, destruction or loss, whether or not covered by insurance, except for such as would not, individually or in the aggregate, have a Material Adverse Effect;

          (e) there has been no change in the business, operations, assets or financial condition of the Company that has had or will have a Material Adverse Effect;

          (f) there has not been any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable, in any case, other than in the ordinary course of business and in connection with the revaluation of certain fixed assets as set forth in the Disclosure Statement;

          (g) there has not been any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or key employees of the Company, except for increases in base compensation in the ordinary course of business consistent with past practice, or any employment, consulting or severance agreement or arrangement entered into with any such present or former directors, officers or key employees; or

          (h) there has not been any agreement by the Company to (i) do any of the things described in the preceding clauses (a) through (g) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article III untrue or incorrect.

     Section 3.13. CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock. As of the date hereof, there are 6,538,802 shares of Common Stock outstanding of which 695,396 shares of Common Stock held in the Company's treasury. As of the date hereof, no shares of Common Stock were reserved for issuance upon the exercise of outstanding options and options which may be granted under the Stock Plans of the Company, all of which options and plans are listed and described in Schedule 3.13 hereto (the "Common Stock Equivalents"), and the number of shares issuable upon exercise of all such options is as previously disclosed to Parent by the Company. Except as set forth above and except for the Common Stock Equivalents there are not outstanding any shares of capital stock or other voting securities, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the

Company to issue, transfer or sell any shares of capital stock or voting securities of the Company or any other securities convertible into or exchangeable for or evidencing the right to subscribe for any such shares.
There are no outstanding stock appreciation rights with respect to the capital stock of the Company. All issued and outstanding shares of Common Stock are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto. The Company has no subsidiaries. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of the Company.

     Section 3.14. LITIGATION. There is no (i) claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or relating to the Company before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company or any of its assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either prevent or materially delay the Company's ability to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect.

     Section 3.15. INSURANCE. Schedule 3.15 hereto lists all material insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and all claims against such policies. All such policies are currently in effect and true and complete copies of all such policies have been delivered to Parent. The Company has not received notice of the cancellation of any of such insurance in effect on the date of this Agreement. As of the date hereof, there are no material claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. To the Company's best knowledge, all necessary notifications of claims have been made to insurance carriers other than those which would not have a Material Adverse Effect.

     Section 3.16. COMPLIANCE WITH LAW. The Company has not violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations except where any such violation or failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. The Company has all permits, licenses and franchises from governmental agencies required to conduct its businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     Section 3.17. EMPLOYEE BENEFITS. (a) Schedule 3.17 contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future material liability, other than any such plan or plans that, individually or in the aggregate, do not provide for any payment or payments or unrecorded liabilities in excess of $50,000.

     (b) With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description for a Company Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports;

     (c) Except to the extent not reasonably expected to have a Material Adverse Effect: (i) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (v) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Company Plan within the last five years for which has resulted or is reasonably likely to result in any material liability that remains unsatisfied;

     (d) Except as set forth in the Disclosure Statement, with respect to each of the Company Plans that is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports;

     (e) Except to the extent not reasonably expected to have a Material Adverse Effect: with respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and

     (f) Except as set forth in the Disclosure Statement, no Company Plan exists that could result in the payment to any present or former employee of the Company of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G and whether or not some other future event is required to trigger payment or otherwise result in liability to the Company.

     Section 3.18. TAXES. Except as set forth in the Disclosure Statement, the Company and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any former subsidiary is or was a member has
(x) timely filed (or there have been filed on its behalf) with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by it on or prior to the date hereof, and (y) duly paid in full or made provision in accordance with United States GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof, except for any such filings or payments which would not, individually or in the aggregate have a Material Adverse Effect.

     "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fee and charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or Jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document declaration or other information.

     Section 3.19. CONTRACTS. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which any of it or any of its properties or assets may be bound (collectively, the "Contracts") is legally valid and binding against the Company and, to the Company's best knowledge, each other party thereto and in full force and effect, except where failure to be legally valid and binding and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect, and there are not defaults thereunder by the Company and, to the Company's best knowledge, any other party thereto, except those defaults that would not have a Material Adverse Effect on the Company. The Company has previously made available for inspection by Newco or its representatives all material Contracts listed on Schedule 3.19.

     Section 3.20. RELATED PARTY TRANSACTIONS. Except as set forth in the Disclosure Statement or in the Company SEC Documents, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company has borrowed money from or has outstanding any indebtedness or other similar obligations to the Company.
Section 3.21. REAL PROPERTY. The Company has sufficient title or leaseholds to real property to conduct its business as currently conducted with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect.

     Section 3.22. ENVIRONMENTAL MATTERS. Except as would not result in a Material Adverse Effect, and except as disclosed in the Disclosure Statement:

          (i) The Company holds all Environmental Permits (as defined below), and the Company is in compliance with all Environmental Laws;

          (ii) As of the date hereof, there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened against the Company;

          (iii) The Company is not a party to any consent decree, order or agreement which requires performance of any response or corrective action to address any Hazardous Material or any violation of Environmental Law;

          (iv) To the knowledge of the Company, there are no (A) underground storage tanks, (b) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills, or (G) sewers or septic systems present at any facility currently owned or leased by the Company that is expected to give rise to liability of the Company under any Environmental Laws;

          (v) To the knowledge of the Company, there are no events or conditions, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials (as defined below), that would reasonably be expected to give rise to liability of the Company under any Environmental Laws;

          (vi) The Company has not assumed by contract any liabilities or obligations under any Environmental Laws; and

          (vii) For purposes of this Agreement, the following terms shall have the following meanings:

               "ENVIRONMENTAL CLAIM" means any written notice, claim, demand, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) under any Environmental Laws, including without limitation any liability resulting from the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company.

               "ENVIRONMENTAL LAWS" means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, common law, orders and decrees relating in any manner to pollution or protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community-Right-to-Know Act, the Occupational Safety and Health Act and the Safe Drinking Water Act, all as amended.

               "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company to conduct its operations and businesses.

               "HAZARDOUS MATERIALS" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances regulated by any Environmental Law.

          Section 3.23. INTELLECTUAL PROPERTY. Schedule 3.23 sets forth a list of all material registered and material unregistered Intellectual Property (as defined below) owned by the Company and used in the conduct of its business and all agreements granting any right to use or practice any right relating to the Intellectual Property currently used in the conduct of the Company's business (the "Licenses") as of the date hereof. Except as set forth in the Disclosure Statement (i) the Company is the sole owner of all of its rights under the Licenses free and clear of any liens, claims, encumbrances or interests; (ii) the Company is the sole owner of, or has a valid right to use pursuant to a License, all patents and patent applications, registered and unregistered trademarks, service marks, trade names, trade dress, logos, company names and other source or business identifiers, including all goodwill associated therewith, the names, likenesses and other attributes of individuals, registered and unregistered copyrights, computer programs and databases, trade secrets, proprietary technology, know-how, industrial designs and other confidential information and any pending applications for any of the foregoing (collectively, the "Intellectual Property") currently used in the conduct of the Company's business, free and clear of any liens, claims, encumbrances or interests; (iii) to the Company's best knowledge, the present operations of the Company do not, and its past operations did not, infringe upon, violate, interfere or conflict with the rights of others with respect to any Intellectual Property, and no claim is pending or, to the Company's best knowledge, threatened, to this effect; (iv) to the Company's best knowledge, none of the Intellectual Property is invalid or unenforceable, or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property and no claim is pending or, to the Company's best knowledge, threatened, to this effect; (v) no License provision or any other contract, agreement or understanding to which the Company is a party would prevent the continued use by the Company (as currently used by the Company) of any Intellectual Property following the consummation of the transactions contemplated hereby; (vi) to the Company's best knowledge, no person is infringing upon or otherwise violating any Intellectual Property or License; and (vii) there are no claims pending or, to the Company's best knowledge, threatened in connection with any License, in all cases in clauses (i) through (vii) of this Section 3.23 with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

                                     ARTICLE IV

                                     COVENANTS

     Section 4.01. CONDUCT OF BUSINESS OF THE COMPANY. Except as set forth in the Disclosure Statement and as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations according to its ordinary and usual course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or the Asset Purchase Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Parent and except as disclosed in the Disclosure Statement:

          (a) amend its Restated Certificate of Incorporation (or other applicable charter document) or By-Laws;

          (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock) of the Company, other than pursuant to and in accordance with the terms of the Common Stock Equivalents outstanding on the date hereof and listed on Schedule 3.13;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock;

          (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit and except for short-term debt incurred in the ordinary course of business and consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (iii) make any loans, advances or capital contributions to, or investments in, any other person in excess of $50,000 in the aggregate (other than investments in marketable securities made in the ordinary course of business of the Company and consistent with past practice);

          (e) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any current or former director, officer or employee in any manner, or (except for normal increases in salary or wages of employees who are not officers of the Company in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any current or former director, officer or employee or grant any severance or termination pay or pay any benefit not required by any plan, agreement, trust, fund, policy and arrangement as in effect as of the date hereof;

          (f) except for sales of inventory in the ordinary course of business and consistent with past practice, sell, transfer, lease or otherwise dispose of, or encumber, or agree to sell, transfer, lease, or otherwise dispose of or encumber, any assets, properties, real, personal or mixed not in excess of $50,000 individually;

          (g) enter into any agreements, commitments or contracts, except agreements, commitments or contracts either (i) for the purchase, sale or lease of goods or services in the ordinary course of business and consistent with past practice or (ii) which do not, individually, relate to the making of payments or the provision of services for consideration in excess of $50,000 over the term of any such agreement, commitment or contract;

          (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition (by merger, consolidation or acquisition of assets or securities or any disposition of any assets or securities) of any corporation, partnership or other business organization or division thereof or any change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practice or modify or amend the contracts between the parties referred to in paragraph 15 of the Disclosure Letter;

          (i) except as previously approved by the Board of Directors of the Company prior to the date hereof and as identified to Parent prior to the date hereof, authorize or commit to make capital expenditures in any calendar month in excess of $100,000; PROVIDED, HOWEVER, that amounts not authorized or committed in any calendar month may be carried forward to future calendar months;

          (j) permit any material insurance policy naming the Company as a beneficiary or a loss payee to be cancelled, terminated or materially altered;

          (k) maintain its books and records in a manner not in the ordinary course of business and consistent with past practice;

          (l) enter into any hedging, option, derivative or other similar transaction;

          (m) change any assumption underlying, or method of calculating, any bad debt, contingency, provision or other reserve;

          (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice;

          (o) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

          (p) make any material tax election or settle or compromise any material federal, state, local or foreign tax liability;

          (q) settle or compromise any pending or threatened suit, action or claim which is material;

          (r) collect receivables or pay payables or purchase inventory or make shipments to customers, other than in the ordinary course of business consistent with past practice;

          (s) modify the amount spent on advertising for the Company as a whole and the allocation between each of the check business and the P&C Business from the schedule related thereto previously delivered by the Company to Parent; or

          (t) agree to do any of the foregoing or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken.

          Section 4.02. OTHER POTENTIAL BIDDERS. (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company other than a sale of assets and assumption of liabilities pursuant to the Asset Purchase Agreement. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor made after the date hereof, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any division of the Company, if such entity or group has submitted a bona fide written proposal to the Board relating to any such transaction and the Board by a majority vote determines in its good faith judgment, based upon the written advice of outside counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law; PROVIDED, HOWEVER, that the Company may furnish information and access, and participate in discussing and negotiate, with respect to a sale of assets and assumption of liabilities pursuant to the Asset Purchase Agreement. The Board shall notify Parent immediately if any such proposal is made and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal and shall keep Parent promptly advised of all material developments in connection therewith. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Newco, any affiliate or associate of Parent and Newco or any designee of Parent and Newco) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any division of the Company (other than with respect to the assets and liabilities to be transferred pursuant to the Asset Purchase Agreement), PROVIDED, HOWEVER, that nothing herein shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14D-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer, PROVIDED, FURTHER, that the Board shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board by a majority vote determines in its good faith judgment that, based upon the written advice of outside counsel, failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law.

     (b) Notwithstanding anything in this Agreement to the contrary, no action taken by the Board, based upon the written advice of outside counsel, in the exercise of its fiduciary duties, shall constitute a breach of any provision of this Agreement.

     Section 4.03. ACCESS TO INFORMATION. (a) From the date of this Agreement until the Effective Time, the Company will give Parent and Newco and their authorized representatives (including counsel, environmental and other consultants, accountants, auditors, and intellectual property counsel and agents) full access during normal business hours to all facilities, personnel and operations and to all books and records of the Company, will permit Parent and Newco to make such inspections as they may reasonably require and will cause its officers to furnish Parent with such financial and operating data and other information with respect to the businesses and properties of the Company as Parent may from time to time reasonably request.

     (b) Parent will permit the Company and its agents, including its counsel and auditors, to have access to Parent's books and records and personnel for the purpose of conducting customary due diligence regarding the accuracy of the Parent SEC Documents.

     (c) Each of Parent and Newco will hold and will cause their respective authorized representatives, including consultants and advisors, to hold in strict confidence pursuant to the Confidentiality Agreement dated October 21, 1996 between Parent and the Company (the "Confidentiality Agreement") all documents and information concerning the Company furnished to Parent or Newco in connection with the transactions contemplated by this Agreement. The Company will hold and will cause its respective authorized representatives, including consultants and advisers, to hold in strict confidence pursuant to the Confidentiality Agreement all documents and information concerning the Parent and Newco furnished to the Company in connection with the transactions contemplated by this Agreement.

     Section 4.04. COMMERCIALLY REASONABLE EFFORTS; OTHER ACTIONS. Subject to the terms and conditions herein provided, Parent, Newco and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective as soon as practicable the transactions contemplated by this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using all commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the obtaining of all necessary consents, approvals or waivers, and (iii) the lifting of any legal bar to the Merger. Parent shall cause Newco to perform all of its obligations under this Agreement and shall not take any action which would cause the Company to fail to perform its obligations hereunder. The Company shall not take any action which would cause Parent or Newco to fail to perform its obligations hereunder.

     Section 4.05. PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Newco and the Company will consult with, and obtain the consent of, which consent shall not be unreasonably withheld, each other as to its form and substance and shall not issue any such press release or make any such public statement prior to obtaining such consent, except as may be required by law or any listing agreement with its securities exchange.

     Section 4.06. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the business, operations, assets or financial condition of the Company to which the Company is a party or is subject. Each of the Company and Parent shall give prompt notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger or other transactions contemplated hereby, (b) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty made by such party contained herein untrue or (c) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 4.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 4.07. INDEMNIFICATION. (a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and officers of the Company, determined as of the Effective Time, against all losses, claims, damages, expenses or liabilities (collectively, "Costs") (but only to the extent such costs are not otherwise covered by insurance or are not promptly paid by insurance) arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and the Company's Restated Certificate of Incorporation and By-Laws in effect at the date hereof (to the extent consistent with applicable law).

     (b) For a period of three years after the Effective Time, the Surviving Corporation shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available; PROVIDED, HOWEVER, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (which the Company represents and warrants to be not more than $60,000).

     (c) Parent hereby agrees to guarantee each and every one of the obligations of the Surviving Corporation set forth in Sections 4.07(a) and 4.07(b).

     Section 4.08. EXPENSES. Except as set forth in Section 6.03, Parent and Newco, on the one hand, and the Company, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

     Section 4.09. RESIGNATION OF DIRECTORS. Prior to the Effective Time, the Company shall take all commercially reasonable efforts to deliver to Parent the resignation of such directors of the Company as Parent shall specify, effective at the Effective Time.

     Section 4.10. ASSET PURCHASE AGREEMENT. (a) The Company shall not amend the Asset Purchase Agreement or waive any of its rights thereunder without the prior written consent of Parent.

     (b) The Company shall keep Parent reasonably informed of the status of the financing related to the Asset Purchase Agreement.

                                     ARTICLE V

                          CONDITIONS TO THE OBLIGATIONS OF
                           PARENT, NEWCO AND THE COMPANY

     Section 5.01. CONDITIONS TO OBLIGATIONS OF PARENT, NEWCO AND THE COMPANY. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

          (a) this Agreement, the Asset Purchase Agreement, the Merger and the transactions contemplated by the Asset Purchase Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the Requisite Vote;

          (b) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and

          (c) there shall not have been any action taken, or any statute, rule, regulation, judgment, decree, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Merger, or any other action shall have been taken, proposed or threatened, by any state or federal government or governmental authority or by any U.S. or Canadian court, that presents substantial likelihood of prohibiting or restricting consummation of the Merger.

     Section 5.02. CONDITIONS TO OBLIGATIONS OF PARENT AND NEWCO. The obligations of Parent and Newco to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

          (a) there shall not have occurred any event or circumstances that has had or is reasonably likely to have a Material Adverse Effect on the Company;

          (b) all representations and warranties of the Company under this Agreement which are qualified as to materiality shall be true and correct in all respects and all representations and warranties of the Company under this Agreement that are not qualified as to materiality shall be true and correct in all material respects on and as of the Effective Time;

          (c) the Company shall have performed in all material respects all covenants and agreements required to be performed by it prior to the Effective Time;

          (d) Parent shall have received a certificate signed on behalf of the Company by its chief executive officer to the effect set forth in clauses
     (b) and (c) above; and

          (e) all conditions under the Asset Purchase Agreement shall have been satisfied or waived and the transactions contemplated thereby shall have been consummated.

     Section 5.03.  CONDITIONS TO OBLIGATIONS OF COMPANY.   The obligations of
the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

          (a) all representations and warranties of Parent and Newco under this Agreement which are qualified as to materiality shall be true and correct in all respects and all representations and warranties of Parent and Newco under this Agreement that are not qualified as to materiality shall be true and correct in all material respects on and as of the Effective Time.

          (b) Parent and Newco shall have performed in all material respects all covenants and agreements required to be performed by each of them prior to the Effective Time.

                                     ARTICLE VI

                           TERMINATION; AMENDMENT, WAIVER

     Section 6.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a)  by mutual written consent of Parent, Newco and the Company;

          (b) by Parent and Newco or the Company if any court of competent jurisdiction in the United States or Canada or other United States or Canadian governmental body shall have issued a final order, injunction, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action is or shall have become nonappealable; PROVIDED that the right to terminate this Agreement pursuant to this Section 6.01(b) shall not be available to any party which has not used its reasonable best efforts to cause any such order, injunction, decree, ruling or other action to be lifted;

          (c) by either the Parent and Newco or the Company if the stockholders of the Company fail to adopt and approve this Agreement, the Asset Purchase Agreement, the Merger and the transactions contemplated by this Agreement and the Asset Purchase Agreement at the Special Meeting and any adjournment thereof, by the Requisite Vote;

          (d) by the Company if a corporation, partnership, person or other entity or group shall have made a bona fide offer not solicited in violation of Section 4.02 that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties (i), based upon the advice of the Financial Advisor, is more favorable to the Company's stockholders than the Merger and (ii), based upon the written advice of outside counsel, must not make or must withdraw or modify its recommendation of the Merger in order to avoid breaching its fiduciary duties under applicable law; PROVIDED, HOWEVER, that such termination under this clause shall not be effective (i) unless Parent or Newco does not, within 5 business days of receipt of the Company's notification of its intention to enter into a definitive agreement with respect to a superior proposal, make an offer that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, based upon the advice of the Financial Advisor, is at least as favorable to the Company's stockholders as the superior proposal and (ii) until the Company has made payment of the full fee and expense reimbursement required by
     Section 6.03;

          (e) by Parent and Newco, if (i) there shall have been a breach of any representation or warranty on the part of the Company that is or will have a Material Adverse Effect on the Company or which materially adversely affects the ability of the Company to consummate the Merger, (ii) there shall have been a breach of any covenant or agreement on the part of the Company which is or will result in a Material Adverse Effect on the Company or materially adversely affects the ability of the Company to consummate the Merger, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the Closing Date, (iii) the Company shall engage in negotiations with any entity or group (other than Parent or Newco) that has proposed a Third Party Acquisition (as defined below), (iv) the Board (A) shall have withdrawn or modified in a manner adverse to Newco its approval or recommendation of this Agreement or the Merger or shall have recommended another offer or transaction or shall have adopted any resolution to effect any of the foregoing or (B), in response to any tender or exchange offer for more than 20% of the outstanding Common Stock, shall not have recommended rejection of such tender offer or exchange offer within the time periods specified by applicable law, or shall have adopted any resolution to effect any of the foregoing; (v) the existing Asset Purchase Agreement shall have become terminable by the Company and the Company shall not have entered into a substitute Asset Purchase Agreement with another party within 2 Business Days; or (vi) the Company shall have failed to mail the Proxy Statement as promptly as practicable after the clearance thereof by the SEC or the Company has failed to include in the Proxy Statement the Board's recommendation of the Merger;

          (f) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Newco which materially adversely affects (or materially delays) the consummation of the Merger or
     (ii) there shall have been a material breach of any covenant or agreement on the part of Parent or Newco and which materially adversely affects (or materially delays) the consummation of the Merger which shall not have been cured prior to the earliest of (A) 10 days following notice of such breach and (B) two business days prior to the Closing Date; or

          (g) by Parent and Newco or the Company if the Merger shall not have been consummated on or before the date that is 5 months from the date of this Agreement; provided that the right to terminate this Agreement pursuant to this Section 6.01(g) shall not be available to any party which has not used its reasonable best efforts to cause the Merger to be consummated.

     Section 6.02. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provision of this Section 6.02 and Section 6.03 hereof. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement.

     Section 6.03. CERTAIN PAYMENTS. (a) In the event Parent and Newco terminate this Agreement pursuant to Section 6.01(e)(i), (ii) or (v) hereof, Parent and Newco would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Newco for such damages, the Company shall pay to Parent, as liquidated damages immediately upon such a termination, an amount equal to the reasonable, documented out-of-pocket third party expenses of Parent and Newco incurred in connection with the transactions contemplated hereby, not to exceed $600,000 in the aggregate. It is specifically agreed that the amount to be paid pursuant to this Section 6.03(a) represents liquidated damages and not a penalty.

          (b)  If

          (i) Parent and Newco terminate this Agreement pursuant to Section 6.01(e)(vi) hereof and, within 18 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination; or

          (ii) Parent and Newco terminate this Agreement pursuant to Section 6.01(e)(iii) or (vi), and within 18 months thereafter a Third Party Acquisition shall occur involving a consideration for Shares (including the value of any stub equity) in excess of the Merger Consideration; or

          (iii) (A) the Company terminates this Agreement pursuant to 6.01(d) hereof or (B) Parent and Newco or the Company terminate this Agreement pursuant to Section 6.01(c) hereof or (C) Parent and Newco terminate this Agreement pursuant to Section 6.01(e)(iv), the Company shall pay to Parent and Newco either prior to termination in the case of the event described in Section 6.03(iii)(A) or within one business day following the execution and delivery of such agreement or such occurrence or termination, as the case may be, in the case of the event described in Section 6.03(i), (ii), (iii)(B) or (iii)(C), a fee, in cash, of $1,300,000, plus reasonable, documented out-of-pocket third party expenses of Parent and Newco incurred in connection with the transactions contemplated hereby, PROVIDED, HOWEVER, that the Company in no event shall be obligated to pay more than one such $1,300,000 fee with respect to all such agreements and occurrences and such termination.

     "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Newco or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company (other than pursuant to the Asset Purchase Agreement); (iii) the acquisition by a Third Party of 30% of more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding Shares, other than a repurchase which was not approved by the Company or publicly announced prior to the termination of this Agreement and which is not part of a series of transactions resulting in a change of control.

     Section 6.04. AMENDMENT. This Agreement may be amended by action taken by the Company, Parent and Newco at any time before or after approval of the Merger by the stockholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 6.05. EXTENSION; WAIVER. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
 The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE VII

                                    DEFINITIONS

     Section 7.01. TERMS DEFINED IN THIS AGREEMENT. The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.


     Agreement. . . . . . . . . . . . . . . . . . First Paragraph
     Antitrust Division . . . . . . . . . . . . . 4.04
     Asset Purchase Agreement . . . . . . . . . . 1.07
     Board. . . . . . . . . . . . . . . . . . . . Recitals
     Certificates . . . . . . . . . . . . . . . . 1.11
     Certificate of Merger. . . . . . . . . . . . 1.12
     Closing. . . . . . . . . . . . . . . . . . . 1.05
     Closing Date . . . . . . . . . . . . . . . . 1.05
     Common Stock . . . . . . . . . . . . . . . . Recitals
     Company. . . . . . . . . . . . . . . . . . . First Paragraph
     Common Stock Equivalents . . . . . . . . . . 3.13
     Company SEC Reports. . . . . . . . . . . . . 3.04
     Contracts. . . . . . . . . . . . . . . . . . 3.19
     Confidentiality Agreement. . . . . . . . . . 4.02
     Delaware Act . . . . . . . . . . . . . . . . 1.01
     Disclosure Statement . . . . . . . . . . . . Article III
     Dissenting Shares. . . . . . . . . . . . . . 1.10
     Effective Time . . . . . . . . . . . . . . . 1.02
     ERISA. . . . . . . . . . . . . . . . . . . . 3.17
     Exchange Act . . . . . . . . . . . . . . . . 3.03
     Exchange Agent . . . . . . . . . . . . . . . 1.11
     Exchange Fund. . . . . . . . . . . . . . . . 1.11
     Financial Advisor. . . . . . . . . . . . . . 1.09
     FTC. . . . . . . . . . . . . . . . . . . . . 4.04
     HSR Act. . . . . . . . . . . . . . . . . . . 2.03
     Intellectual Property. . . . . . . . . . . . 3.23

     Licenses . . . . . . . . . . . . . . . . . . 3.23
     Material Adverse Effect. . . . . . . . . . . 3.01
     Merger . . . . . . . . . . . . . . . . . . . 1.01
     Merger Consideration . . . . . . . . . . . . 2.07
     Newco. . . . . . . . . . . . . . . . . . . . First Paragraph
     Parent . . . . . . . . . . . . . . . . . . . First Paragraph
     Proxy Statement. . . . . . . . . . . . . . . 1.09
     SEC. . . . . . . . . . . . . . . . . . . . . 1.04
     Securities Act . . . . . . . . . . . . . . . 2.03
     Special Meeting. . . . . . . . . . . . . . . 1.09
     Stock Plans. . . . . . . . . . . . . . . . . 1.08
     Surviving Corporation. . . . . . . . . . . . 1.01
     Tax Return . . . . . . . . . . . . . . . . . 3.18
     Taxes. . . . . . . . . . . . . . . . . . . . 3.18
     Third Party. . . . . . . . . . . . . . . . . 6.03
     Third Party Acquisition. . . . . . . . . . . 6.03


                                    ARTICLE VIII

                                   MISCELLANEOUS

     Section 8.01. WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Newco, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent or Newco, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.01.

     Section 8.02. SURVIVABILITY; INVESTIGATIONS. The respective representations and warranties of Parent, Newco and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing.

     Section 8.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or telecopied with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

                    (a)  if to the Company, to
                         One Kromer Center
                         P.O. Box 1999
                         Elmira, NY  14902-1999
                         Telephone:  (607) 735-4500
                         Facsimile:  (607) 733-5699

                         Attention:  Stuart Komer

                         with a copy to

                         Cahill Gordon & Reindel
                         80 Pine Street
                         New York, NY  10005
                         Telephone:  (212) 701-3000
                         Facsimile:  (212) 269-5420

                         Attention:  William B. Gannett, Esq.

                    (b)  if to Parent, or Newco, to

                         45 Hazelton Avenue
                         Toronto, Ontario
                         Canada M5R 2E3
                         Telephone:  (416) 960-9000

                         Attention:  Miles S. Nadal

                         with a copy to

                         Marni J. Lerner, Esq.
                         Edward J. Chung, Esq.
                         Simpson Thacher & Bartlett
                         425 Lexington Avenue
                         New York, NY  10017
                         Telephone:  (212) 455-2000
                         Facsimile:  (212) 455-2502

     Section 8.04. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent and Newco may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, PROVIDED that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 4.07, the officers and directors of the Company.

     Section 8.05. GOVERNING LAW. Except as the laws of the State of Delaware are by their terms applicable, this Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     Section 8.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 8.07. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

     Section 8.08. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     Section 8.09. ENTIRE AGREEMENT. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Confidentiality Agreement and Disclosure Statement), embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

          IN WITNESS WHEREOF, Parent, Newco and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                   MDC COMMUNICATIONS CORPORATION

                                   By:  /s/ Miles S. Nadal
                                        -------------------------------
                                        Name:  Miles S. Nadal
                                        Title: President and Chief
                                               Executive Officer

                                   AGI ACQUISITION CO.

                                   By:  /s/ Peter Lewis
                                        -------------------------------
                                        Name:  Peter Lewis
                                        Title:

                                   ARTISTIC GREETINGS INCORPORATED

                                   By:  /s/ Stuart Komer
                                        -------------------------------
                                        Name:  Stuart Komer
                                        Title: Chairman of the Board